SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Berger Holdings, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BERGER HOLDINGS, LTD.

805 Pennsylvania Boulevard

Feasterville, PA 19053

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 30, 2003

The Annual Meeting of Shareholders (the “Meeting”) of Berger Holdings, Ltd. (the “Company”) will be held on Wednesday, July 30, 2003, at 10:00 a.m. local time at the offices of the Company, 805 Pennsylvania Boulevard, Feasterville, PA 19053, for the following purposes:

1.    To elect four directors to hold office until their successors in office have been duly elected and qualified; and

2.    To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The close of business on May 5, 2003 has been fixed as the record date for the Meeting. All shareholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof. In the event that the Meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although otherwise less than a quorum, shall constitute a quorum for the purpose of acting upon any matter set forth in this notice.

All shareholders are cordially invited to attend the Meeting. The Board of Directors of the Company urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of common stock. The proxies are solicited by the Board of Directors of the Company. The return of the proxy will not affect your right to vote in person if you do attend the Meeting. A copy of the Company’s 2002 Annual Report to Shareholders is also enclosed.

Feasterville, Pennsylvania	JOSEPH F. WEIDERMAN
June 19, 2003	President, Chief Executive Officer and Secretary

BERGER HOLDINGS, LTD.

805 Pennsylvania Boulevard

Feasterville, PA 19053

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Berger Holdings, Ltd. (the “Company”), a Pennsylvania corporation, for use at the Company’s Annual Meeting of Shareholders (the “Meeting”) to be held on Wednesday, July 30, 2003, at 10:00 a.m. local time at the offices of the Company, 805 Pennsylvania Boulevard, Feasterville, PA 19053 and any adjournment or postponement thereof. This proxy statement, the foregoing notice and the enclosed proxy are first being mailed to shareholders on or about June 23, 2003.

The Board does not intend to bring any matters before the Meeting other than the matters specifically referred to in the Notice of the Meeting, nor does the Board know of any matter that anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the accompanying proxy or their duly constituted substitutes acting at the Meeting will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

In the absence of instructions, the shares of Common Stock (as defined below) represented at the Meeting by the enclosed proxy will be voted “FOR” the nominees of the Board in the election of directors. Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

VOTING SECURITIES

At the close of business on May 5, 2003, the record date for the Meeting, the Company had outstanding 5,067,599 shares of common stock, par value $0.01 per share (the “Common Stock”).

On all matters voted upon at the Meeting and any adjournment or postponement thereof, each record holder of Common Stock as of the record date will be entitled to one vote per share.

The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders, voting as a single class, are entitled to cast on each matter to be acted upon at the Meeting shall constitute a quorum for the purposes of consideration and action on that matter. All shareholders vote as a single class as to all matters. Each matter to be voted on shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. An abstention will be counted as being present for purposes of determining the presence or absence of a quorum with respect to the applicable matter, but will not constitute a vote cast for or against that matter. As to certain matters, brokers who hold shares in street name for customers are not entitled to vote those shares without specific instructions from such customers. Under applicable Pennsylvania law, a broker non-vote will count as being present with respect to such matter for purposes of determining the presence or absence of a quorum, but will not count as a vote cast for or against the applicable matter. In the event that the Meeting has been adjourned for one or more periods aggregating at least 15 days because of an absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although less than a quorum as described above, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the foregoing notice.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 1, 2003, information with respect to the securities holdings of (i) the Company’s directors and executive officers, (ii) all directors and executive officers as a group, and (iii) all persons believed by the Company to beneficially own more than five percent of the outstanding Common Stock based upon filings with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated, such ownership is believed to be direct, with sole voting and dispositive power. The address of each such person is 805 Pennsylvania Boulevard, Feasterville, PA 19053, unless a different address is indicated.

Name of Outstanding Beneficial Owner	Shares Owned Beneficially and of Record		Percentage of Shares*
Theodore A. Schwartz	654,500	(1)	11.8%
Paul L. Spiese, III	598,338	(2)	10.7%
Joseph F. Weiderman	549,183	(3)	10.0%
Emerald Advisers, Inc.	500,546	(4)	9.9%
Jon M. Kraut, D.M.D.	493,976	(5)(6)	9.5%
Bruce Kraut, M.D.	379,272	(5)(7)	7.3%
Richard J. Cohen, Esq.	369,476	(5)(8)	7.1%
John P. Kirwin, III	356,300	(9)	6.9%
Francis E. Wellock, Jr.	367,500	(10)	6.8%
Jacob I. Haft, M.D.	264,457	(11)	5.1%
Larry Falcon	152,791	(12)	2.9%
Jay D. Seid	86,500	(13)	1.7%
All Directors and Executive Officers as a group (9 persons)	3,523,545	(14)	47.8%

*	Calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

(1)	Includes options to purchase 475,000 shares of Common Stock. Also includes 1,500 shares of Common Stock registered to Mr. Schwartz as joint tenant with his wife, Janice L. Bredt, with whom he shares voting and dispositive power as to those shares. Excludes 6,000 shares owned solely by Mr. Schwartz’s wife.

(2)	Includes options to purchase 505,000 shares of Common Stock.

(3)	Includes options to purchase 447,500 shares of Common Stock. Also includes 1,448 shares of Common Stock registered to Mr. Weiderman as joint tenant with his wife, Helen E. Weiderman, with whom he shares voting and dispositive power as to those shares.

(4)	The address of Emerald Advisers, Inc. (“Emerald”) is 1703 Oregon Pike, Suite 101, Lancaster, Pennsylvania 17601. Emerald has sole voting power as to 240,976 shares of Common Stock, and sole dispositive power as to 500,546 shares of Common Stock. Information as to shares held by Emerald is bases solely on a Schedule 13G filed with the Commission on February 5, 2003.

(5)	Drs. Jon and Bruce Kraut and Mr. Cohen are co-trustees of the Irving Kraut Family Trust and the Irving Kraut Q-TIP Trust (the “Trusts”) which hold 200,000 and 54,476 shares of Common Stock, respectively. The Irving Kraut Q-TIP Trust also holds options to purchase 115,000 shares of Common Stock. The co-trustees of the Trusts share voting and dispositive power over all of the shares held by the Trusts. Each of the co-trustees disclaims beneficial ownership of the shares held by the Trusts.

(6)	Includes options to purchase 25,000 shares of Common Stock held directly by Dr. Jon Kraut. Also includes the 254,476 shares, and options to purchase 115,000 shares, of Common Stock held in the aggregate by the Trusts. See Note 5 above.

(7)	Includes the 254,476 shares, and options to purchase 115,000 shares, of Common Stock held in the aggregate by the Trusts. See Note 5 above. The address of Dr. Bruce Kraut is c/o Pediatrics Associates, 2725 Southeast Maricamp Road, Ocala, FL 34471.

(8)	Represents the 254,476 shares, and options to purchase 115,000 shares, of Common Stock held in the aggregate by the Trusts. See Note 5 above. The address of Mr. Cohen is 1864 Route 70 East, Cherry Hill, NJ 08628.

(9)	Includes options to purchase 65,000 shares of Common Stock. Also includes: (i) 8,300 shares of Common Stock held by Prudential Securities in an individual retirement account for Mr. Kirwin; (ii) 33,000 shares of Common Stock held by Argosy Capital Group, L.P., of which Mr. Kirwin is a limited partner and an officer of its general partner, Argosy Capital Group, LLC; and (iii) 250,000 shares of Common Stock held by Argosy Investment Partners, L.P., whose general partner is Argosy Associates, L.P., of which Mr. Kirwin is an officer of its general partner, Argosy Associates, Inc. Mr. Kirwin disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(10)	Includes options to purchase 319,000 shares of Common Stock. Also includes options to purchase 17,500 shares of Common Stock held in trust for the benefit of Mr. Wellock’s minor son, over which he shares voting and dispositive power with his spouse as co-trustee over these options. Excludes 11,000 shares of Common Stock and options to purchase 17,500 shares of Common Stock held by Mr. Wellock’s spouse.

(11)	Includes options to purchase 150,000 shares of Common Stock.

(12)	Includes options to purchase 115,000 shares of Common Stock.

(13)	Includes options to purchase 65,000 shares of Common Stock.

(14)	Includes all holdings described in notes (1) – (3), (6) and (9) – (13).

ELECTION OF DIRECTORS AND CONTINUING DIRECTORS

The Board of Directors

The bylaws of the Company provide for a board of directors consisting of three classes, with each class being as equal in number as possible. At each annual meeting of shareholders, directors are elected for a full term of three years to succeed directors whose terms are expiring. As permitted by the Company’s bylaws, the Board has recently increased the size of the Board to nine directors, so that every class will now consist of three directors. As a result, at the Meeting, in addition to the election of three directors with terms to expire in 2006, one director will be elected to fill the vacancy created by the increase in the Board to serve a term to expire in 2004.

The Board has nominated Theodore A. Schwartz, Jay D. Seid and Jon M. Kraut, D.M.D. to serve as directors for a term to expire in 2006 and until their respective successors in office have been duly qualified and elected. The Board has nominated Francis E. Wellock, Jr. to fill the vacancy created by the increase in the Board to serve as a director for a term to expire in 2004 and until his successor in office has been duly qualified and elected. Messrs. Schwartz and Seid and Dr. Kraut are currently serving as directors and each of them has indicated a willingness to continue to serve as a director. Mr. Wellock has also indicated his willingness to serve as a director. In the event that Mr. Schwartz, Mr. Seid, Mr. Wellock or Dr. Kraut becomes unavailable to accept nomination or election as a director, the persons named in the enclosed proxy will vote the shares they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors.

Proxies for holders of Common Stock executed on the enclosed form will be voted, in the absence of other instructions, “FOR” the election of Messrs. Schwartz, Seid and Wellock and Dr. Kraut.

Set forth below, with respect to each nominee for director and each director continuing in office, is the name, age, the time period during which he has served as a director of the Company, as applicable, and his principal occupation or employment and business affiliations at present and during the past five years.

Nominees for Election as Director with Terms to Expire in 2006

JON M. KRAUT, D.M.D., age 47, was elected a director of the Company as of January 13, 2001. Dr. Kraut has been a practicing orthodontist since 1985. He is also the President of Kraut & Kraut, Inc., a private real estate investment company. Dr. Kraut graduated with a B.A. from the University of North Carolina, received a D.M.D. from the University of Pennsylvania, and received an M.S. from the Tufts University School of Dental Medicine.

THEODORE A. SCHWARTZ, age 73, was elected a director of the Company effective June 1987 and served as President of the Company from May 5, 1988 to May 30, 1989 and from July 17, 1990 to January 15, 1991. From May 30, 1989 to January 31, 2003, Mr. Schwartz served as Chairman of the Board and Chief Executive Officer of the Company. As of February 1, 2003, Mr. Schwartz relinquished his title as Chief Executive Officer of the Company, but continues to serve as Chairman of the Board. Mr. Schwartz holds a Bachelor of Science Degree in Economics from the Wharton School of Finance. Prior to his joining the Company, Mr. Schwartz spent 35 years in the investment banking and securities industry.

JAY D. SEID, age 42, was elected a director of the Company on December 15, 1997. Mr. Seid is a Managing Director of Bachow & Associates, Inc., a private equity investment firm, which he joined in December 1992. Prior to joining Bachow, Mr. Seid was President and General Counsel of Judicate, Inc. Previously, he was an attorney specializing in corporate law at Wolf, Block, Schorr and Solis-Cohen LLP in Philadelphia. Mr. Seid is a member of the boards of directors of numerous private companies. Mr. Seid graduated with a B.A. from Rutgers University and received a J.D. from New York University School of Law.

Nominee for Election as Director with a Term to Expire in 2004

FRANCIS E. WELLOCK, JR., CPA, age 38, was hired as Controller of the Company on June 10, 1991 and was elected Vice President-Finance and Chief Financial Officer on August 19, 1996. Mr. Wellock was elected Executive Vice President on June 19, 2002. Mr. Wellock holds a Bachelor of Science Degree in Accounting from Saint Joseph’s University and a Masters in Taxation from Philadelphia College of Textiles and Science. Prior to joining the Company, Mr. Wellock worked for a public accounting firm.

Continuing Directors with Terms to Expire in 2005

JOSEPH F. WEIDERMAN, age 61, was elected a director of the Company on January 2, 1990, has served as Secretary and Treasurer of the Company since February 1990, served as Chief Financial Officer of the Company from June 1, 1990 until he was elected President of the Company on January 15, 1991 and has served as Chief Operating Officer of the Company since June 1, 1990. As of February 1, 2003, Mr. Weiderman was elected Chief Executive Officer of the Company. Mr. Weiderman has subsequently informed the Board of Directors of his intention to resign his titles as President and Chief Operating Officer of the Company, at such time during the second half of 2003 as would permit an orderly transition to the person to be chosen by the Board of Directors to succeed him in those capacities. He has indicated his intention to continue to serve as the Chief Executive Officer and a director of the Company. Mr. Weiderman holds a Bachelor of Science Degree in Accounting and a Master of Business Administration Degree in Finance from LaSalle University. Prior to his joining the Company, Mr. Weiderman served for over 14 years as the Chief Financial Officer of Harry Levin, Inc., a multi-store retailer. Mr. Weiderman is the father-in-law of Francis E. Wellock, Jr., the Company’s Chief Financial Officer.

JOHN PAUL KIRWIN, III, age 47, was elected as a director of the Company on December 15, 1997. Mr. Kirwin has been a principal in Argosy Partners, a manager of private investment funds, since 1989. Argosy Partners manages private investment funds with in excess of $160 million of capital, including Argosy Investment Partners, L.P. and Argosy Investment Partners II, L.P., which are small business companies with an aggregate of approximately $110 million under management. Mr. Kirwin joined Argosy Partners on a full-time basis in January 1996 and prior to that, was a corporate and securities attorney for 14 years, including six years as a partner at McCausland, Keen & Buckman. Mr. Kirwin is a director of Neoware Systems, Inc., a publicly-held company. Mr. Kirwin holds a Juris Doctoris, Order of the Coif, from the National Law Center of George Washington University and a Bachelor of Arts from Dickinson College.

JACOB I. HAFT, M.D., age 66, was elected a director of the Company in conjunction with the Company’s acquisition of Berger Bros Company (“Berger Bros”) in 1989. Dr. Haft has practiced medicine, with a specialization in cardiology, for over twenty-five years. Since 1974, Dr. Haft has been a cardiologist and from 1974 to 1998 was Chief of Cardiology at St. Michael’s Medical Center in Newark, New Jersey. In addition, Dr. Haft is currently a Clinical Professor of Medicine at the New Jersey College of Medicine and Dentistry and Professor of Medicine at the Seton Hall University Post Graduate School of Medicine. Dr. Haft has several professional certifications, is a member of various professional societies and associations and has published many scholarly articles and books. Dr. Haft has served on the Cardiac Services Committee of the New Jersey Department of Health.

Continuing Directors with Terms to Expire in 2004

PAUL L. SPIESE, III, age 51, was elected a director of the Company on March 30, 1991. Mr. Spiese joined Berger Bros as Plant Manager in 1985 and was named Vice President—Manufacturing of the Company in July 1990. Mr. Spiese was elected Executive Vice President on June 19, 2002. Previously, he was employed by Hurst Performance, Inc. as Plant Manager.

LARRY FALCON, age 63, has served as a director of the Company since November 1985 and acted as Chairman of the Board from September 3, 1986 to June 1, 1987. He has served as President of the Residential Division of The Kaplan Companies, a real estate developer, since 1985.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company has an Audit Committee and a Compensation Committee. The Audit Committee consists of Messrs. Haft, Falcon and Seid (chairman). The function of the Audit Committee is generally to assist the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process by, among other things, reviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or others, the Company’s systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements.

The members of the Compensation Committee are Messrs. Falcon and Seid and Dr. Kraut. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation, and granting stock options, for the Company’s executive officers.

In 2002, the Board held five meetings, the Audit Committee held four meetings and the Compensation Committee held two meetings. Each incumbent director attended at least 75% of the combined number of meetings held in 2002 by the Board and the Committees on which such director served.

COMPENSATION OF DIRECTORS

During 2002, members of the Board who were not also executive officers of the Company were paid $500 for attendance at each of five Board meetings and $400 for attendance in person, or $250 for attendance via teleconference, at meetings of the Compensation Committee or the Audit Committee. An aggregate of $14,750 was paid to the non-employee directors for their services. No one director was paid more than $3,250 in 2002. For information on options previously granted to and held by directors, see “Security Ownership of Certain Beneficial Owners and Management,” “Executive Compensation—Stock Option Exercises and Holdings During 2002.”

PROCEDURES FOR SHAREHOLDER NOMINATIONS

Nominations for election of directors may be made by any shareholder entitled to vote for the election of directors if written notice (the “Notice”) of the shareholder’s intent to nominate a director at the Meeting is given by the shareholder and received by the Secretary of the Company in the manner and within the time specified below. The Notice shall be delivered to the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors; except that, if less than 21 days’ notice of the meeting is given to shareholders, the Notice shall be delivered to the Secretary of the Company not later than the earlier of the seventh day following the day on which notice of the meeting was first mailed to shareholders or the fourth day prior to the meeting. In lieu of delivery to the Secretary of the Company, the Notice may be mailed to the Secretary of the Company by certified mail, return receipt requested, but shall be deemed to have been given only upon actual receipt by the Secretary of the Company. These requirements do not apply to nominations made by the Board.

The Notice shall be in writing and shall contain or be accompanied by the name and residence address of the nominating shareholder, a representation that the shareholder is a holder of record of voting stock of the Company and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the Notice, such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to Regulation 14A of the rules and regulations established by the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), had proxies been solicited with respect to such nominee by the management or Board of the Company, a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders, and the consent of each nominee to serve as a director of the Company if so elected.

EXECUTIVE COMPENSATION

The following table shows the annual compensation of each of the Company’s executive officers for the years 2002, 2001, and 2000.

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long-Term Compensation Awards
Name & Principal Position	Year	Salary($)	Bonus($)		Other Annual Compensation (1)		Options/ SARs (#)	All other Compensation ($)(2)
Theodore A. Schwartz Chairman of the Board	2002 2001 2000	$227,064 219,871 212,436	$	— 24,134 20,450	$	— 53,333 —	— — 75,000	$16,187 18,401 22,075

Joseph F. Weiderman President and Chief Executive Officer	2002 2001 2000	$264,851 244,404 211,563	$	— 34,950 30,450	$	— 75,000 —	— — 75,000	$8,344 7,487 8,426

Paul L. Spiese, III Executive Vice President	2002 2001 2000	$180,141 162,309 145,948	$	— 30,000 20,250	$	— 50,333 —	— — 55,000	$8,532 8,485 6,633

Francis E. Wellock, Jr. Chief Financial Officer	2002 2001 2000	$174,855 158,769 133,416	$	— 30,000 19,500	$	— 15,000 —	— — 55,000	$5,548 5,402 4,980

(1)	Includes debt relief and related payments. See “Certain Relationships and Related Transactions.” Excludes certain fringe benefits that do not exceed ten percent of the total annual salary and bonus.

(2)	Includes $10,311, $2,344, $3,342 and $512 in premiums paid by the Company in 2002 for life insurance for the benefit of Messrs. Schwartz, Weiderman, Spiese and Wellock, respectively, and $5,876, $6,000, $5,190 and $5,036 of matching contributions paid by the Company in 2002 to the accounts of Messrs. Schwartz, Weiderman, Spiese and Wellock, respectively, under the Company’s 401(k) savings plan.

Stock Option Grants

No stock options were granted to the Company’s named executive officers in 2002.

Stock Option Exercises and Holdings During 2002

The following table shows (1) the number and value of options exercised by the Company’s executive officers during 2002 and (2) the number and value of unexercised options held by the Company’s executive officers at the end of 2002. No stock appreciation rights (“SARs”) have been granted by the Company to any executive officer.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION VALUES

(a)	(b)	(c)	(d)	(e)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	# of Unexercised Options at FY-End (#) (1) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at FY-End ($) (2) Exercisable/Unexercisable
Theodore A. Schwartz	0	0	565,000/ 0	$1,549,100 / $0
Joseph F. Weiderman	0	0	533,304/ 0	$1,459,083 / $0
Paul L. Spiese, III	0	0	509,054/ 0	$1,400,213 / $0
Francis E. Wellock, Jr.	0	0	319,000/ 0	$864,960 / $0

(1)	Includes options granted to the applicable executive officer which have been transferred to family members of such executive officer.

(2)	Options are In-the-Money at the fiscal year end if the fair market value of the underlying securities on such date exceeds the exercise price of the option.

Employment Agreements and Arrangements

During 2002, Messrs. Schwartz, Weiderman, Spiese and Wellock were employed by the Company pursuant to two-year employment agreements dated as of January 1, 2001. The agreements provided for base annual salaries in 2002 of $215,363 for Mr. Schwartz, $263,000 for Mr. Weiderman, $170,000 for Mr. Spiese, and $165,000 for Mr. Wellock. In addition to their salaries, the agreements provided that each of Messrs. Schwartz, Weiderman, Spiese and Wellock would be entitled to annual bonuses of up to 15% of his base salary based upon specified factors. See “Compensation Committee Report on Executive Compensation—Compensation Program Elements for 2002—Annual Incentive Compensation.” The employment agreements provided that, if at the end of the term of the agreement, the Company and the applicable officer have not agreed to an extension of his agreement for a minimum additional term of one year, the Company is obligated to pay him an amount equal to 50% of his then annual salary in weekly installments over a six month period (the “Severance Payment”). Mr. Schwartz’s employment agreement was extended by the Compensation Committee through January 31, 2003, and has since terminated by its terms. Mr. Schwartz is receiving his Severance Payment payable over an eleven month period from February through December 2003. The agreements of the other executive officers were extended as of January 1, 2003 on a month-to-month basis, except that the base salary was voluntarily reset as of February 1, 2003 to 85% (in the case of Messrs. Wellock and Spiese) and 80% (in the case of Mr. Weiderman) of their respective base salaries in 2002.

Contemporaneous with the execution of the above-referenced employment agreements, each of Messrs. Schwartz, Weiderman, Spiese and Wellock also entered into a change of control agreement with the Company which provides that if his employment is terminated upon the occurrence of a “change in control” as defined in those agreements, the employee shall be entitled to a payment in an amount equal to 100% of his pre-termination salary and certain other benefits for twelve months. The benefits to which the employee may be entitled following his termination upon a change in control will be limited to either the Severance Payment, or the benefits conferred by the change of control agreement, whichever is greater.

Certain Relationships and Related Transactions

During 2002, the Company held promissory notes made by Messrs. Schwartz, Weiderman and Spiese, the Company’s Chairman of the Board; President, Chief Executive Officer and Secretary; and Executive Vice

President—Manufacturing, respectively (the “Notes”), each of which bore interest at a rate of six per cent per annum. The Notes required that the principal and accrued interest be paid on or before June 30, 2002, the extended maturity date of the Notes. On January 23, 2002, the Board further extended the maturity date of the Notes to December 31, 2003, or earlier upon a change of control of the Company, and effectuated certain debt forgiveness and related tax payments previously authorized by the Board. The proceeds of the Notes were used by Messrs. Schwartz, Weiderman and Spiese to purchase securities of the Company in the Company’s 1993 private placement and in connection with the exercise of warrants to purchase shares of the Common Stock in 1996. Securities purchased in the private placements were on the same terms as those agreed to by other investors in the private placements. The largest aggregate principal amount outstanding under the Notes during 2002 was $121,751, $77,000 and $50,501 for Messrs. Schwartz, Weiderman and Spiese, respectively. The entire principal balance outstanding under the Notes was paid in full by each of Messrs. Schwartz, Weiderman and Spiese as of December 31, 2002.

The Company entered into a Modification Agreement on January 31, 2003 with Argosy Investment Partners, L.P. (“Argosy”) pursuant to which the terms of the Company’s 10% Subordinated Debenture in the principal amount of $1,500,000 held by Argosy (the “Debenture”) were modified to (i) extend the maturity date of the Debenture to June 30, 2005; (ii) increase the interest rate on the Debenture from 10% per annum to (a) 12% per annum for the period beginning February 1, 2003 and ending December 31, 2003, (b) 13% per annum for the period beginning January 1, 2004 and ending December 31, 2004, and (c) 14% per annum for the period beginning January 1, 2005 and ending June 30, 2005; and (iii) provide for the prepayment of $750,000 principal amount of the Debenture. Mr. Kirwin is an officer of the general partner of Argosy Investment Associates, L.P., which is the general partner of Argosy. Mr. Kirwin disclaims beneficial ownership of the securities held by Argosy except to the extent of his pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the Commission and to furnish the Company with copies of these reports.

Based on the Company’s review of the copies of the reports received by it, the Company believes that all filings required to be made by the Reporting Persons for the year ended December 31, 2002 were made on a timely basis.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board is pleased to present its report on executive compensation. The report describes the underlying philosophy and objectives of the Company’s executive compensation program, the various elements of the program, and the basis for the compensation determinations made by the Compensation Committee with respect to executive officers for 2002.

Executive Compensation Philosophy and Objectives

The Company endeavors to ensure that executive compensation is linked directly to continuous improvements in corporate performance, the achievement by officers of corporate objectives, and increases in long-term shareholder value.

Compensation Program Elements for 2002

The Company’s executive compensation is comprised of three components, as described below. Each component is intended to serve the Company’s compensation philosophy and guidelines.

Base Salary:    The base salaries of each of the executive officers of the Company for 2002 were established pursuant to employment agreements between these executives and the Company. See “Employment Agreements and Arrangements” above.

Annual Incentive Compensation:    In 2002, the Board considered factors including the following, in its decision whether to award annual incentive payment to executive officers:

(1)	Individual performance during the year;

(2)	Progress made by the Company in product development, improvements in customer service and sales of products and services; and

(3)	Achievement in reaching Company goals for profitability.

In 2002, pursuant to the terms of their employment agreements, the executive officers of the Company were eligible to receive annual incentive payments up to 15% of their annual base salaries, with 10% being contingent upon the Company meeting certain revenue and EBITDA targets. The 5% discretionary portion of the annual incentive payments could be awarded by the Board based on its consideration of the factors listed above. Based upon the fact that the Company did not meet the specified revenue and EBITDA targets for 2002, no annual incentive payments, including the discretionary portion, were awarded to the executive officers for that year.

Option Grants:    The Company uses stock options are as long-term, non-cash incentive to align the long-term interests of the executive officers and the shareholders of the Company. Stock options are awarded at the current market price of the Common Stock on the grant date and are subject to vesting schedules based upon the executive officer’s continued employment. Award sizes are based upon individual performance, level of responsibility and potential to make significant contributions to the Company. See “Executive Compensation—Stock Option Exercises and Holdings During 2002.”

Compensation of the CEO and Other Executive Officers

Mr. Schwartz was the Chief Executive Officer of the Company during 2002. His base salary was established pursuant to his employment agreement. None of the Company’s executive officers, including Mr. Schwartz, were awarded incentive compensation for 2002. See “Executive Compensation—Summary Compensation Table.”

The Legislative Cap on Deductibility of Pay

The Internal Revenue Code of 1986, as amended, imposes a $1 million dollar limit on the deductibility of pay for executives. The Company’s cash compensation level is far below the limit. Therefore, this legislation does not impact current pay levels.

The Company believes that the stock options granted to their executives are exempt from the limitations of the regulation, because they are a form of “qualified performance-based compensation.”

The foregoing report has been furnished by the members of the Compensation Committee who are listed below. No member of the Compensation Committee is a current officer or employee of the Company.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Larry Falcon	Jay D. Seid
Jon Kraut, D.M.D.

June 18, 2003

ADDITIONAL INFORMATION WITH RESPECT TO

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Messrs. Seid and Falcon and Dr. Kraut. There were no relationships during 2002 that are required to be disclosed under Item 402(j) of Regulation S-K promulgated by the Commission.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

KPMG LLP performed the customary auditing services for the fiscal year ended December 31, 2002. The Company has selected KPMG LLP as its independent auditors to perform these services for the current fiscal year. A representative of KPMG LLP is expected to be present at the Meeting. This representative will be available to respond to questions from the floor and will be afforded an opportunity to make any statement which he or she may deem appropriate.

Audit Fees

KPMG LLP billed the Company $83,750 for the audit of the Company’s annual consolidated financial statements for the fiscal year ended December 31, 2002 and the reviews of the interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year.

All Other Fees

KPMG LLP did not bill the Company for services other than audit services for the year ended December 31, 2002.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board is composed of three independent directors, in accordance with Section 4200(a)(14) of the National Association of Securities Dealers’ listing standards, and operates under a written charter adopted by the Board of Directors.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2002 with management and the independent auditors. Specifically, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standard 61.

The Audit Committee has received the written disclosures and the letter from the Company’s independent auditors, KPMG LLP, required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Dr. Jacob I. Haft	Jay D. Seid	Larry Falcon

June 18, 2003

STOCK PRICE PERFORMANCE GRAPH

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 2004 must be received by February 23, 2004, in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting, or, at the discretion of the shareholder, to be presented at the meeting but not included in the proxy materials. If notice of any such proposal is not received by the Company at the address set forth on the first page of this Proxy Statement by May 9, 2004, then such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) promulgated under the Exchange Act and, therefore, the Company will have the right to exercise discretionary voting authority with respect to such proposal if it is properly brought before the meeting. Shareholder proposals should be directed to Francis E. Wellock, Jr., Chief Financial Officer, at the address of the Company set forth on the first page of this Proxy Statement.

SOLICITATION OF PROXIES

The accompanying form of proxy is being solicited on behalf of the Board. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telegraph by directors, officers or regular employees of the Company or its subsidiaries.

ANNUAL REPORT ON FORM 10-K

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE COMMISSION, FOR THE COMPANY’S MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO FRANCIS E. WELLOCK, JR., CHIEF FINANCIAL OFFICER, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

BERGER HOLDINGS, LTD.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby constitute and appoint Theodore A. Schwartz and Joseph F. Weiderman and each of them acting individually my true and lawful agents and proxies, with full power of substitution in each, to vote all shares held of record by me at the 2003 Annual Meeting of Shareholders of Berger Holdings, Ltd. to be held on July 30, 2003, and any adjournments or postponements thereof. I direct said proxies to vote as specified below.

UNLESS OTHERWISE SPECIFIED, ALL SHARES WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OF POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

1.	Election of Directors
FOR all nominees listed (except as indicated	WITHHOLD AUTHORITY
to the contrary below):	to vote for all nominees:

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name listed below:

Theodore A. Schwartz             Jay D. Seid             Jon M. Kraut, D.M.D.             Francis E. Wellock, Jr.

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.

THE UNDERSIGNED HEREBY REVOKES ALL PREVIOUS PROXIES FOR THE MEETING AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF BERGER HOLDINGS, LTD.

Date: , 2003

Signature

NOTE: Please sign this proxy exactly as name(s) appear in address. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. If a corporation, please sign with full corporate name by a duly authorized officer and affix the corporate seal.